Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Exhibit 99.1 Steven Brazones Investor Relations 651.236.5158 Keralyn Groff Public Relations 651.236.5104

NEWS For Immediate Release February 16, 2007

H.B. Fuller Announces Organizational Realignment to Accelerate Growth and Performance; Company Positioned for Continued Success

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that the company is realigning its business structure. Effective March 5, 2007, the company will be organized around four regions of operation: North America, Europe, Latin America, and Asia Pacific. The businesses that previously comprised both the Global Adhesives and Full-Valu/Specialty groups will now be incorporated within these regions.

"Over time, Full-Valu/Specialty has continued to deliver on its value-added strategy and has successfully maintained its specialty focus. Over the last two years Global Adhesives has made great progress in transforming its business from a commodity to a specialty profile and today is in-line with Full-Valu/Specialty from a strategic and profitability perspective," said Michele Volpi, H.B. Fuller president and chief executive officer. "Our realigned structure will better facilitate the execution of our strategy, enabling us to be highly focused on our customers, while maximizing synergies throughout the company."

Leading the four regions will be Jan Muller, vice president of Europe; Ramon Tico, vice president of Latin America; Jay Scripter, vice president of North America, and Kevin Gilligan, vice president of Asia Pacific.

Muller, who joined H.B. Fuller in 2006, is currently the Global Adhesives group vice president for Europe. Tico joined H.B. Fuller in 2005, and is currently the Global Adhesives group vice president for Latin America. Scripter joined the company in 2003, and currently is general manager of the company's EFTEC automotive joint venture in North America. Gilligan, with H.B. Fuller since 1994, is presently general manager of the Window business unit in the Full-Valu/Specialty Group.

In addition, the company has established two new executive positions, a chief marketing officer and a chief strategy officer. Assuming the position of vice president and chief marketing officer is Monica Moretti, currently Global Adhesives group vice president of marketing and technology and a four-year H.B. Fuller employee. The creation of her new role reflects the company's decision to heighten its focus on innovation, and to provide centralized strategy and direction for growth of global accounts. By establishing the position of chief strategy officer, the company emphasizes and aligns the key functions of strategic planning, business development, process improvement, and information technology. This position is yet to be filled.

The realignment is not expected to have a material financial impact in the company's first quarter or full fiscal year, but it is anticipated to contribute favorably in the long-term. For fiscal year 2007, the company reaffirms its prior earnings expectation of between $1.58 and $1.68 per diluted share.

"This realignment will better position the company for future growth and profitability," said Volpi. "By aligning the structures of both Global Adhesives and Full-Valu/Specialty we will create a more nimble and more focused organization, leveraging respective strengths and sharing best practices. This is the logical next step for the organization and we are excited about the future."

In conjunction with the organizational realignment, Steve Large, group president and general manager of the company's Full-Valu/Specialty segment and Ed Snyder, vice president and chief process improvement officer will be leaving the company to pursue other interests.

"While this new structure will enable us to accelerate our long-term growth and performance goals, it did result in some difficult decisions," said Volpi. "Steve and Ed have made significant contributions to H.B. Fuller's success during their tenure, and we wish them well in their future endeavors."

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the ticker symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company's ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company's relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company's SEC 10-K filing of February 15, 2007. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included.